Exhibit 5.1

September 11, 2003

VIA EDGAR

Portal Software, Inc.

10200 De Anza Boulevard

Cupertino, CA 95014

Re:    Registration of Securities of Portal Software, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-3 of Portal Software, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of shares of the Company’s Common Stock, $0.001 par value per share (the “Securities”).

We are of the opinion that, the Securities have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Securities as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/    O’MELVENY & MYERS LLP